Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 16, 2015, with respect to the consolidated financial statements of American Residential Properties, Inc., included in its Annual Report (Form 10-K) as of and for the year ended December 31, 2014, and to the incorporation by reference into the Proxy Statement of American Residential Properties, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of American Homes 4 Rent for the registration of its Class A common shares of beneficial interest.

/s/ Ernst & Young LLP

Phoenix, Arizona

January 15, 2016